Exhibit D(20)

                           FREMONT MUTUAL FUNDS, INC.
                     OPERATING EXPENSES LIMITATION AGREEMENT

     THIS OPERATING EXPENSES LIMITATION AGREEMENT (the "Agreement") is effective __________________, 2000 by and between FREMONT MUTUAL FUNDS, INC., a Maryland Corporation (the "Corporation"), on behalf of each series of the Corporation and listed in Appendix A, as may be amended from time to time (each a "Fund" and collectively the "Funds") and FREMONT INVESTMENT ADVISORS, INC., a Delaware Corporation, the investment advisor of the Funds (the "Advisor").

                                   WITNESSETH:

     WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of an Investment Management Agreement between the Corporation and the Advisor dated November 15, 1998 (the "Investment Management Agreement"); and

     WHEREAS, the Funds are responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Management Agreement that have not been assumed by the Advisor; and

     WHEREAS, the Advisor desires to limit the Funds' Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Corporation (on behalf of the Funds) desires to allow the Advisor to implement those limits;

     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Advisor hereby agrees to limit the Fund's current Operating Expenses to an annual rate, expressed as a percentage of the Fund's average annual net assets, to the amounts listed in Appendix A (the "Annual Limits"). In the event that the current Operating Expenses of the Funds, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

     2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Advisor's investment advisory or management fee detailed in the Investment Management Agreement, any Rule 12b-1 fees and other expenses described in the Investment Management Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.
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     3. REIMBURSEMENT OF FEES AND EXPENSES. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Management Agreement.

     4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely unless sooner terminated as provided in Paragraph 5 of this Agreement.

     5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Directors of the Corporation, on behalf of the Funds, upon sixty (60) days' written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Directors of the Corporation. This Agreement will automatically terminate, with respect to the Funds, if the Investment Management Agreement for the Funds is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination for the Funds.

     6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

     9. NOTICE OF DECLARATION OF TRUST. The Advisor agrees that the Corporation's obligations under this Agreement shall be limited to the Funds and to its assets, and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Corporation or the Funds.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.


FREMONT MUTUAL FUNDS, INC.              FREMONT INVESTMENT ADVISORS, INC.


By:                                     By:
    -------------------------------         ------------------------------------
Title:                                  Title:
       ----------------------------            ---------------------------------

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                                   APPENDIX A

Fund                                                   Operating Expense Limit
----                                                   -----------------------
Global Fund                                                     N/A

International Growth Fund                                       1.50%

Emerging Markets Fund                                           1.50%

U.S. Micro-Cap Fund                                             1.98%

U.S. Small Cap Fund                                             1.50%

Growth Fund                                                      N/A

Real Estate Securities Fund                                     1.50%

Bond Fund                                           Waive .05% of .15% Admin Fee

Money Market Fund                                                N/A

California Intermediate
Tax-Free Fund                                                   0.49%

Institutional
U.S. Micro-Cap Fund                                             1.25%

New Era Value Fund                                              1.20%

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